EXHIBIT 99.1

Tech Data Corporation Receives NASDAQ Notice Relating to Late Annual Report

CLEARWATER, Fla., April 3, 2013 (GLOBE NEWSWIRE) -- Tech Data Corporation (Nasdaq:TECD) (the Company) today announced that it has received, as expected, a notice from the NASDAQ Listing Qualifications Department stating that the Company is not in compliance with NASDAQ Listing Rule 5250(c)(1), which requires timely filing of reports required by rules of the Securities and Exchange Commission. The Company previously announced that it would delay the filing of its Annual Report on Form 10-K (the "Form 10-K") for its fiscal year ended January 31, 2013 due to the Company's restatement of prior period financial statements.

Under the NASDAQ Listing Rules, the Company has 60 calendar days, or until June 3, 2013, to submit to NASDAQ a plan to regain compliance. If the staff of the Listing Qualifications Department accepts the plan, it may grant an exception of up to 180 calendar days from the Company's Form 10-K due date, or until September 30, 2013, for the Company to regain compliance. The Company intends to submit a plan to regain compliance as soon as possible. During this process, the Company expects that its common stock will continue to be listed and traded on The NASDAQ Stock Market.

Forward Looking Statements

The report includes "forward-looking statements" within the meaning of the federal securities laws and regulations, including those regarding the Company's intent to restate its prior financial statements and to submit a plan of compliance to the NASDAQ Listing Qualifications Department. These statements are subject to risks and uncertainties. There can be no assurance that the Company's management, Audit Committee or independent registered public accounting firm will not reach conclusions that are different from management's preliminary identification of issues in the pending restatement that may delay completion of the restatement and the Company's submission of a plan to regain compliance with NASDAQ Listing Rules. Forward-looking statements reflect management's analysis as of the filing date of this Notice, and the Company does not undertake to revise these statements to reflect subsequent developments.

About Tech Data

Tech Data Corporation (Nasdaq:TECD) is one of the world's largest wholesale distributors of technology products. Its advanced logistics capabilities and value added services enable 120,000 resellers in more than 100 countries to efficiently and cost effectively support the diverse technology needs of end users. To learn more, visit www.techdata.com.

CONTACT: Jeffery P. Howells, Executive Vice President
         and Chief Financial Officer
         727-538-7825 (jeff.howells@techdata.com) or

         Arleen Quinones, Director, Investor Relations
         and Shareholder Services
         727-532-8866 (arleen.quinones@techdata.com)